SUBSIDIARIES OF THE REGISTRANT

     Name          State of Incorporation     Other Names Used in Business
---------------    ----------------------     ----------------------------
AFDI, Inc.               California               Foccacia di Genova
Alborough, Inc.          California               Emilia Romagna